Exhibit 99.1

Sisecam Resources LP to be Acquired by Sisecam Chemicals Wyoming LLC

Atlanta, Georgia (February 1, 2023) – Sisecam Resources LP (“Sisecam”) (NYSE: SIRE) and Sisecam Chemicals Resources LLC (“SCR”) today announced that Sisecam has entered into a definitive Agreement and Plan of Merger (the “Agreement”) pursuant to which Sisecam Chemicals Wyoming LLC, a wholly owned subsidiary of Sisecam Chemicals Resources LLC (“Parent”) will acquire all of the outstanding common units of Sisecam not already owned by Parent and its affiliates (the “Public Common Units”). The Agreement follows the offer made by Parent on July 6, 2022 to acquire the Public Common Units.

The Agreement provides for an all-cash transaction, whereby each holder of the Public Common Units will receive $25.00 per Public Common Unit owned, representing an approximately 40% premium to the closing price of the Public Common Units as of July 6, 2022. There are 5,248,791 Public Common Units outstanding.

The Board of Directors of Sisecam Resources Partnership LLC, the general partner of Sisecam (the “GP Board”), delegated to a conflicts committee of the GP Board (the “Conflicts Committee”), consisting of the GP Board’s three independent directors, the authority to review, evaluate, negotiate and approve the transaction on behalf of the GP Board. The Conflicts Committee, after evaluating the transaction with its independent legal counsel and independent financial advisor, unanimously approved the Agreement, and recommended that the GP Board approve the transaction. Following receipt of the recommendation of the Conflicts Committee, the GP Board reviewed the terms of the transaction and the Agreement, and unanimously approved the transaction.

Under Sisecam’s partnership agreement, the transaction is required to be approved by the holders of a majority of the outstanding common units of Sisecam. Parent owns approximately 74% of the outstanding common units, and immediately following the execution of the Agreement, Parent delivered to Sisecam an irrevocable written consent approving the transaction. As a result, the transaction has been approved by a majority of the outstanding common units of Sisecam, and Sisecam will not hold a meeting of its unitholders to approve the transaction. As a result, Sisecam has not solicited and is not soliciting approval of the transaction by any other holders of common units. Instead, Sisecam will distribute an information statement to its unitholders describing the terms and conditions of the transaction. Upon closing of the transaction, Sisecam will be a wholly owned subsidiary of Parent and GP, and Sisecam’s common units will cease to be publicly traded.

The transaction is expected to close on or prior to July 30, 2023, subject to customary closing conditions.

ADVISORS

The Conflicts Committee engaged Potter Anderson & Corroon LLP as its legal advisor and Evercore as its financial advisor. SCR engaged Steptoe & Johnson LLP, Paul Hastings LLP and Morris, Nichols, Arsht & Tunnell LLP as its legal advisors and BofA Securities, Inc. as its financial advisor.

Cautionary Statement Regarding Forward-Looking Statements

This press release includes “forward-looking statements” within the meaning of the Private Securities Litigation Reform Act of 1995, Section 27A of the Securities Act of 1933, as amended, and Section 21E of the Exchange Act of 1934, as amended, including statements related to our expectations regarding the future. We have used the words “expect,” “intend,” “may,” “would,” “plan” and similar terms and phrases to identify forward-looking statements. Although we believe the assumptions upon which these forward-looking statements are based are reasonable, any of these assumptions could prove to be inaccurate and the forward-looking statements based on these assumptions could be incorrect. Many of the factors that will determine these results are beyond our ability to control or predict. These factors include the information included in Sisecam’s public disclosures and the risk factors described in Part I, Item 1A in Sisecam’s Annual Report on Form 10-K for the year ended December 31, 2021, filed with the SEC on March 15, 2022 and Sisecam’s other filings with the SEC. In particular, expressed or implied statements concerning future actions, conditions or events, and statements concerning the proposed transaction and the likelihood of a successful consummation of the proposed transaction are forward-looking statements. All future written and oral forward-looking statements attributable to us or persons acting on our behalf are expressly qualified in their entirety by the previous statements. The forward-looking statements herein speak as of the date of this press release. We undertake no obligation to update such statements for any reason, except as required by law.

Important Information About the Proposed Transaction

In connection with the proposed transaction, Sisecam will prepare an information statement to be filed with the U.S. Securities and Exchange Commission (the “SEC”) that will provide additional important information concerning the proposed transaction. When completed, a definitive information statement will be mailed to Sisecam’s unitholders. SISECAM’S UNITHOLDERS ARE STRONGLY ADVISED TO READ ALL RELEVANT DOCUMENTS FILED WITH THE SEC, INCLUDING SISECAM’S INFORMATION STATEMENT, BECAUSE THEY WILL CONTAIN IMPORTANT INFORMATION ABOUT THE PROPOSED MERGER. Sisecam’s unitholders will be able to obtain, without charge, a copy of the information statement (when available) and other relevant documents filed with the SEC from the SEC’s website at www.sec.gov. Sisecam’s unitholders will also be able to obtain, without charge, a copy of the information statement and other documents relating to the proposed transaction (when available) at www.sisecamusa.com.

ABOUT SISECAM CHEMICALS RESOURCES LLC

Sisecam Chemicals Resources LLC, a Delaware limited liability company and successor by conversion to Ciner Resources Corporation, a former Delaware corporation, is owned 60% by Sisecam Chemicals USA Inc., a wholly-owned subsidiary of Turkiye Sise ve Cam Fabrikalari A.S. (“Sisecam Turkey”) and 40% by Ciner Enterprises Inc., a wholly-owned subsidiary of We Soda Ltd of London, UK (“Ciner”). Sisecam Turkey is a global player in soda ash and chromium chemicals, flat glass, glassware, glass packaging and glass fiber sectors. Founded 86 years ago, it is one of the largest industrial publicly-listed companies based in Turkey. With production facilities in four continents and in 14 countries, Sisecam Turkey is one of the largest glass and chemicals producers in the world.

ABOUT SISECAM RESOURCES LP

Sisecam Resources LP, a master limited partnership, operates the trona ore mining and soda ash production business of Sisecam Wyoming LLC, one of the largest and lowest cost producers of natural soda ash in the world, serving a global market from its facility in the Green River Basin of Wyoming. The facility has been in operation for more than 50 years.

Contacts

Investor Relations
Nedim Kulaksızoğlu
Chief Financial Officer
(770) 375-2321
nkulaksızoglu@sisecam.com